Exhibit 10.1

STRICTLY PRIVATE & CONFIDENTIAL

27th June 2022

Steven Boyages

14 Hampson Avenue

Maroubra, NSW, 2035

Dear Steven,

We are pleased to offer employment to you with GBS (APAC) Pty Ltd (Company).

This offer is conditional upon you being able to lawfully work in Australia and meeting the Company’s requirements in relation to reference checks and other record checking (including you driver history record). This letter of offer complements your compensation letter for directorship dated December 23, 2020.

Table A sets out some of the key terms of your employment with the Company. Further details of the terms, which will form part of your contract of employment, are set out in the document behind this letter. Together, this letter and the annexed Employment Agreement will form your terms of employment.

Congratulations on this job offer to join the Company. We look forward to welcoming you to the team.

Should you have any questions, please do not hesitate to contact me at payroll@gbs.inc or Spiro.sakiris@gbs.inc

Yours sincerely,

GBS (APAC) Pty Ltd (ABN 65614067159)

Spiro Sakiris

Chief Financial Officer, GBS Inc

Table A: Summary of Key Terms

ITEM	DESCRIPTION	DETAILS	SPECIFIC TERM SET OUT IN THIS CLAUSE
1	Position	Interim CEO	Clause 1.1
2	Commencement Date	October 29, 2021	Clause 1.2
3	Location	Level 35, International Tower One, Barangaroo, NSW 2000	Clause 1.4
4	Reporting Line	Chair, Board of Directors , GBS Inc	Clause 2.5
5	Total Fixed Remuneration	1. Pro-rated Annual Base Salary - $120,000 2.Superannuation - in accordance with current Superannuation Guarantee Legislation	Clause 6.1
6	Potential Bonus	1.Up to 20% of gross base salary.
7	Jurisdiction	NSW
8	Termination by the Company	Six (6) month’s notice	Clause 13.1
9	Termination by You	Six (6) month’s notice
10	Restricted period

1.The period of six (6) months’ starting on the End Date or if a court determines that this is unenforceable; then

2.The period of three (3) months’ starting on the End Date or if a court determines that this is unenforceable; then

3.The period of one (1) month

starting on the End Date.

11	Restricted Area	1.Australia, or if a court determines that this is unenforceable; then 2.NSW, or if a court determines that this is unenforceable; then 3.Sydney.
12	Mandatory Qualifications/Licenses	Professional qualifications and/or regulatory licenses and/or certifications necessary for you to perform the inherent requirements of your job.

EMPLOYMENT AGREEMENT (the “Agreement”)

1. EMPLOYMENT

1.1 Position

The Company will initially employ you in the position specified at Item 1.

1.2 Commencement Date

Your employment will start on the date specified at Item 2, or as otherwise agreed between you and the Company in writing.

1.3 Warranty

You warrant that:

a. All statements and representations you made during recruitment for this role, were accurate and truthful in all respects;

b. You have the necessary skills and experience to carry out to a high standard your duties, functions and responsibilities as required in your position;

c. You have the qualifications and licenses (as applicable) necessary to perform your role and you will maintain such qualifications and licenses for the entire course of your employment;

d. You have disclosed to the Company information about any possible restrictions (including medical and any post- employment restraints from your previous employment) on your performance of the duties set out in this Agreement; and

e. Other than those disclosed to the Company, you are not under any obligation or restriction which would interfere or conflict with your employment in this role or your obligations and duties under this Agreement.

1.4 Location and Travel

Your place of work is at the location specified at Item 3. The Company may require you to work in other locations at any time (on a temporary or permanent basis), and/or to travel within the state, interstate or overseas to perform your duties.

1.5 Indemnity

You will indemnify the Company against any claim which may be made against the Company or any of its associated entities, to the extent such claim arises in connection with any matter also resulting in a breach by you of the warranties set out in Clause 1.3 above.

1.6 Probation Period

Not Applicable

2. DUTIES AND REPORTING STRUCTURE

2.1 Duties of Your Position

a. You must perform the duties set out in your position description. The Company may vary these duties at any time.

b. You must also perform other duties which you are capable of performing, as required by the Company.

2.2 Flexibility

It is critical that you are flexible in all respects to assist the Company meet its business and client needs. You accept that your position, duties, responsibilities, reporting line and work location may change from time to time to meet business needs.

2.3 General Duties

You must:

a. Devote all of your time, attention and skill to the performance of your duties both during normal business hours and at other times as reasonably necessary;

b. Perform your duties faithfully and diligently;

c. Follow lawful and reasonable directions given to you by the Company;

d. Comply with all laws applicable to your employment and position;

e. Keep all Company property that you are supplied with in good order. You must immediately advise the Company of any damage caused or defects; and

f. Promote the best interests of the Company and any Group Company, and not act in any way which may harm or prejudice the reputation or goodwill of the Company and any Group Company.

2.4 Changes to Your Position

If your position, duties or reporting structure change during the term of this Agreement, this Agreement will continue to apply to your employment unless you and the Company:

a. Enter into a new written employment agreement; or

b. Vary this Agreement in writing.

2.5 Reporting Structure

You will report to the person identified at Item 4, or as otherwise directed by the Company.

3. HOURS OF WORK

You will be required to work 10 hours each week, during the Company’s ordinary business hours, and reasonable additional hours in accordance with the Company’s operational requirements.

4. COMPANY POLICIES

a. The Company has various policies which apply to your employment. You must familiarize yourself with these policies.

b. Where the policies place obligations on you, you must comply with them.

c. The Company may review, vary, add or withdraw policies from time to time in its absolute discretion.

d. To avoid doubt, the policies and any obligations on The Company set out in them do not form part of your contract of employment and are not binding on The Company.

5. WORKPLACE SURVEILLANCE

5.1 Camera Surveillance

The Company uses video surveillance equipment strategically located in internal and external areas of the workplace to monitor movements. Cameras will operate continuously, and surveillance will be ongoing.

5.2 Computer and Network Surveillance

a. For the purposes of performing your duties, the Company may provide you with access to computer, internet, mobile communication and email facilities and other equipment and facilities. Use of such equipment and facilities is for business purposes only. You must not engage in inappropriate use of those facilities.

b. The Company monitors computer and network use (and the use of any other equipment and facilities) by employees on an ongoing and regular basis. The Company may at any time access, monitor and record any communication or information developed, used, received, stored or transmitted by you using Company resources. Filtering systems are installed in the Company’s network which restrict the flow of certain types of material, including emails and viruses, in and out of the network. Accordingly, some email traffic may be blocked.

c. Further details regarding the Internet, Email and Computer Use Policy will be made available to you upon commencement.

6. REMUNERATION

6.1 Total Fixed Remuneration

a. The Company will initially pay you the amount specified at Item 5. This includes:

1.	Annual base salary;
2.	Compulsory superannuation

b. The Company will make compulsory superannuation contributions on your behalf in accordance with the Superannuation Guarantee legislation. The contributions may be made to the Company’s default provider, or to a complying superannuation fund of your choice.

c. You may also have access to use of a mobile phone, in accordance with relevant Company policy (as amended from time to time, which does not form part of this Agreement).

6.2 Annualized Salary

a. Your base salary includes compensation for all entitlements, benefits or payments that might otherwise be due under any industrial instrument that may apply to your employment, and may be set off against any entitlement to:

1.	overtime;
2.	penalty payments for out of hours work or working weekends and public holidays;
3.	shift loadings;
4.	leave loadings;
5.	any other loadings, penalties, allowances, bonuses, incentives, and
6.	other payments or benefits of any kind which may otherwise be applicable.

7.	You will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.
8.	The terms of any industrial instrument (or any subsequent or replacement industrial instrument) which may apply to you do not form part of this Agreement.
9.	The Company is entitled to apply any over-award payments or other benefits provided for in this Agreement, or paid to you in excess of statutory entitlements, in satisfaction of any modern award or other entitlements to which you may become entitled.

6.3 Payment

The Company will pay your salary monthly, fortnightly or weekly by electronic transfer to your nominated bank account. Presently, the Company pays monthly.

6.4 Expenses

The Company will reimburse you for any expenses that you reasonably incur during the performance of your duties. The Company will require you to provide a tax invoice, or other evidence, to substantiate any expense claim and adhere to The Group’s expense policy.

6.5 Confidentiality

The Company requires all employees to maintain the confidentiality of all information in respect of remuneration.

7. POTENTIAL BONUS

a. You may be eligible to participate in any bonus and incentive scheme that may be implemented from time-to- time by the Company, in accordance with the Company’s policies and procedures.

b. Any scheme does not form part of your contract of employment. Bonus and incentive payments do not form part of your remuneration for any purpose, including leave entitlements, notice and severance payments. However, all pre-tax allowances and commissions/incentives are included in your taxable income and are inclusive of superannuation.

c. Upon termination of your employment, your entitlement in respect of any and all amounts owing will be governed by the rules of the scheme.

d. The Company reserves the right to alter, vary or withdraw the scheme or its terms at any time. The Company also retains the absolute and ultimate discretion in assessing and determining bonus and/or incentive payments.

8. LEAVE

Not applicable

9. CHANGE OF DUTY

a. The Company may, at any time, ask that you do not attend for duty on pay, or direct you to perform work in a different position, at any time during the term of your employment, including but not limited to circumstances where the Company forms the view that your conduct, capacity or performance may warrant serious disciplinary action.

b. If the Company suspends you from duty in accordance with clause 9(a), it may appoint someone else to your role during the period of suspension.

10. REPORTING ADVERSE EVENTS

a. You must report any untoward medical occurrence in a patient, consumer or clinical investigation subject that you become aware of in the course of your employment (“Adverse Event”) to the Company as soon as possible after you become aware of the Adverse Event.

b. A failure to report an Adverse Event in accordance with clause 10(a) may result in disciplinary action, which may include the termination of your employment pursuant to clause 13.7 of this Agreement.

11. MEDICAL EXAMINATIONS

a. The Company may, from time-to-time at its discretion, require you to undergo an independent medical examination by a medical practitioner nominated by the Company. The Company will bear the costs of any such examination, and you consent to the medical practitioner releasing the results of that examination to the Company.

b. The Company will keep the results confidential and will only use them to assess your ability to perform your duties or meet the Company’s occupational health and safety obligations, which may result in the Company taking action including, but not limited to:

1.	requiring you to return to work;
2.	requiring you to leave, or remain away from work, for a period of time; or
3.	ending your employment.

12. SOCIAL MEDIA

a. You must ensure that any content or material published by you using any social media tool including but not limited to LinkedIn, Facebook, Instagram and Twitter:

1.	Is in full compliance with all policies and directives of the Company in place from time-to-time, including but not limited to the Media and Social Media Policy;
2.	Is in full compliance with all confidentiality obligations;
3.	Protects the privacy of clients, suppliers and employees/contractors of the Company;
4.	Does not infringe any intellectual property rights of the Company, its clients and suppliers or any other third party;
5.	Does not breach any contractual obligations;
6.	Does not bring the business of the Company or its clients and suppliers into disrepute;
7.	Does not bring you into disrepute in a manner that could reflect adversely on the business of the Company or your employment relationship with the Company;
8.	Is not obscene, offensive, threatening, derogatory, harassing, discriminatory or hateful to another organisation and in particular the Company, its employees and contractors, clients, suppliers and other businesses with whom you or the Company have dealings;
9.	Is otherwise accurate and not misleading and deceptive including accurately reflecting your role with the Company; and
10.	Is promptly removed from any site or publication upon any request or direction from the Company.

b. The above obligations continue after your employment ends.

13. ENDING YOUR EMPLOYMENT

13.1 Ending your Employment with Notice

a. Prior to the End Date (at which time your employment will terminate automatically) and subject to clause 1.6, the Company may end your employment at any time by providing you with the period of written notice specified at Item 8.

b. Your employment with the Company is to assist in providing the services it has agreed to provide under a specific contract with one of its clients. If, for some reason, that contract is terminated, your employment may need to be terminated in circumstances where your position is redundant during the term.

c. You may terminate your employment and this Agreement prior to the End Date, by giving one (1) month notice in writing, or notice to the End Date, whichever is lesser.

13.2 Payment in Lieu of Notice Period

The Company may:

a. pay you in lieu of your notice period; or

b. require you to work for part of your notice period and pay you in lieu of the balance of the period.

13.3 Calculation of Payments if your Employment Ends

If your employment ends, the Company will calculate any payments in lieu of notice based on your base salary.

13.4 Deduction of Amounts Owed

a. You irrevocably authorize the Company to set off any amounts you owe the Company (including deductions for outstanding Business or Travel expenses or the cost of repair or replacement of property issued to you) against any amounts the Company owes you at the date of termination except for amounts the Company is not entitled by law to deduct, and you acknowledge that this is reasonable and principally for your benefit and

b. If the amounts owed by you to the Company at the End Date exceed amounts payable to you under this clause 13, you agree to repay such amounts to the Company within fourteen (14) days of the End Date.

13.5 Failure to Give Notice

a. You acknowledge that:

1.	the need to work until the End Date is in recognition of the fact your role with the Company is an important one; and
2.	if you purport to end your employment prior to the End Date, and without giving the required notice, the Company’s business will be disrupted and as a result, the Company will suffer a loss.

b. In the event that you end your employment prior to the End Date without giving the specified period of notice in writing, you undertake to pay the Company an amount equal to your total remuneration for the balance of the notice period not served. You agree that this amount is a genuine pre-estimate of the loss the Company is likely to suffer as a result of your failure to give the specified period of notice.

13.6 Duties During Notice Period

a. If you or the Company gives notice ending your employment, the Company may direct you at any time during the notice period:

1.	not to attend work;
2.	not to perform all or part of your duties; or
3.	to perform duties which are different to your normal duties, provided that you have the necessary skills and competence to perform those duties.

b. If you or the Company gives notice ending your employment, the Company may appoint someone else to your role during the notice period.

13.7 Ending your Employment Without Notice

Notwithstanding clause 13.1, the Company may end your employment at any time without notice for any reason warranting summary dismissal, including but not limited to, if you:

a. engage in serious or willful misconduct;

b. are seriously negligent in the performance of your duties;

c. are in breach of any of the warranties provided by you under this Agreement

d. commit a serious or persistent breach of this Agreement (including but not limited to failing to perform or observe any lawful direction or instruction by the Company);

d. commit an act, whether at work or otherwise, which brings the Company into disrepute; or

e. are convicted of a criminal offence which is in the reasonable opinion of the Company, causes or is likely to cause, harm to the reputation or otherwise of the Company or which prevents you from performing your duties.

Note: As you are entitled to a motor vehicle allowance to enable you to perform the inherent requirements of your role, a condition of your employment is that you must at all times hold a valid driver’s license appropriate for the type of vehicle and jurisdiction in which it is driven. You agree that you will immediately notify the Company of any change in the status of your driver’s license, including if your license is suspended or if you lose your license. At its discretion, the Company may request you to provide an up-to-date driving record at any time.

The Company is entitled to terminate your employment immediately if it reasonably considers that you are unable to properly perform your role because of the change in status (including, but not limited to, in circumstances where such change would prevent you from performing the inherent requirements of your role).

13.8 Exclusion of the Company Policies

Nothing in any policies, statements or representations issued, or made, by the Company, or practices adopted by the Company, will limit or affect the Company’s rights to terminate your employment in accordance with this clause 13.

13.9 Obligations Upon End of Work

Before the End Date, or as soon as practicable after that date, you must:

a. return all property belonging to the Company, including but not limited to any security keys, hard copy or electronic version of Confidential Information, any Company document, Intellectual Property or any other document brought into existence during your employment with the Company which is in your possession, custody or control, without retaining a copy;

b. provide to the Company all relevant passwords and access codes (including building security, the Company bank accounts, computer systems or computer files) which have been in your care or control during your employment;

c. ensure that you perform all of your duties (as described in your job description) to the standard required; and

d. remove from all social media tools any material that states or implies that you remain employed by the Company and ensure that your experience and role with the Company remains at all times accurately reflected in such tools.

13.10 No compensation

(a) You acknowledge that if the Company ends your employment, you have no further claim against the Company for compensation.

(b) You agree that the salary and benefits paid to you under this agreement include specific consideration to ensure the Company may avail itself of all its rights to end your employment contained in this agreement.

14. Disclosure of information

14.1 Your obligations during employment

(a) During your employment, you must not use or disclose Information (including Confidential Information) unless the use or disclosure is:

(1) required by law;

(2) made as part of the proper performance of your duties; or

(3) agreed by the Company.

(b) Any use of Information on any social media tool must comply with your obligations as set out in these terms. At any time you are in any doubt in relation to your social media obligations you must seek guidance from the Company.

(c) You agree to comply with all relevant privacy legislation, as amended from time to time, and to treat any personal and health information that you have access to as confidential.

(d) In addition, it is your responsibility to keep all Company property that you are supplied with in good order. You must immediately advise the Company of any damage caused or defects.

14.2 Preventing disclosure

During and after your employment:

(a) You must take all reasonable and necessary precautions to maintain the secrecy and prevent disclosure of Confidential Information.

(b) You must immediately notify the Company of any suspected or actual unauthorized use, copying or disclosure of Confidential Information.

14.3 Your obligations after your employment ends

(a) After your employment ends, and without limiting your general law obligations, you must not disclose Confidential Information unless the disclosure is:

(1) required by law; or

(2) agreed in writing by the Company.

(b) Further, after your employment ends, you agree to:

(1) comply with your obligations above, in respect of maintaining the confidentiality of Confidential Information; and

(2) provide all assistance and co-operation to the Company (and its related businesses), as requested, to assist it to protect, preserve and or recover its Confidential Information, including in any legal proceedings.

14.4 Implied term and survival of obligations

(a) To avoid doubt, this clause 14 is not intended to limit any duty of good faith and fidelity owed by you at law.

(b) Your obligations under this clause 14 continue after your employment ends.

15. Intellectual property

15.1 Ownership

(a) The Company is the sole and exclusive owner of all Intellectual Property that you create or contribute to during your employment.

(b) To the extent any such Intellectual Property does not vest in the Company, you hereby assign all such Intellectual Property to the Company (or another Group Company nominated by the Company).

(c) You must do all things reasonably requested by the Company to ensure that the Company (or another Group Company nominated by the Company) owns and is entitled to register the Intellectual Property that you create or contribute to during your employment.

15.2 Disclosure

You must inform the Company of all Intellectual Property that you create or contribute to during your employment.

15.3 Survival of obligations

Your obligations under this clause 15 survive the termination of your employment.

16. Moral Rights

If you have Moral Rights in any Intellectual Property owned by any Group Company you:

(a) irrevocably consent to any act or omission by any Group Company which would otherwise infringe those Moral Rights;

(b) agree that your consent extends to acts and omissions by each Group Company’s licensees and successors in title; and

(c) agree that your consent is a genuine consent given under Part 9 of the Copyright Act 1968 (Cth) and has not been induced by duress or any false or misleading statement.

17. Restrictions during your employment and conflict of interest

(a) You must not use your position to gain an advantage for yourself or some other person.

(b) You must have no conflicts which would prevent you from the impartial and proper performance of your duties and you will immediately report any circumstances to the Company where there could be a possible conflict of interest.

(c) Subject to clause 17(e) , during your employment you must not be engaged, concerned or interested in any other business without the Company’s prior written consent.

(d) Without limiting the above, or without limiting your duty of good faith and fidelity, as an employee of the Company, you are not permitted to take on other employment with a third party or to engage in any other activities (including self- employment) which might directly or indirectly conflict with your duties to the Company, unless prior authorization is received in writing from the most senior manager in your business unit/function.

(e) Despite any other clause of this agreement, you may hold shares in companies listed on any recognized securities exchange without the Company’s prior written consent if you hold less than 2% of the issued shares of any class of any one company.

18. Restrictions after your employment ends

18.1 Inducing employees to leave The Group

You must not during the Restricted Period and in the Restricted Area directly or indirectly induce or attempt to induce any director, employee or contractor of the Group, with whom you had work related dealings during the 6 months preceding the Last Service Date, or of whom you have, or have had, Confidential Information about in respect of their engagement with the Group, to terminate his or her engagement with the Group, whether or not that person would commit a breach of that person’s contract of engagement.

18.2 Persuading the Group’s clients to cease or reduce business

You must not during the Restricted Period and in the Restricted Area solicit or persuade any client of the Group with whom you had work related dealings during the 6 months preceding the Last Service Date or of whom you have, or have had, Confidential Information about to cease doing business with the Group or reduce the amount of business which the person would normally do, or otherwise have done, with the Group.

18.3 Priority of restrictions

You agree that you intend the restrictions in this clause 18 to operate to their maximum extent. However, should a Court consider it necessary to reduce the extent of a restriction, the parties intend that any reduction should be made to the Restricted Area before any reductions are made to the Restricted Period.

18.4 Consent and notification to new employer

(a) The restrictions in this clause do not apply in circumstances where you have obtained the Company’s prior written consent.

(b) You acknowledge that in the event of the termination of your employment with the Company, the Company may notify your new employer about the Company’s rights and your ongoing obligations under this agreement.

18.5 Restrictions reasonable and independent

You acknowledge and agree that:

(a) you will obtain Confidential Information during your employment, the disclosure of which could materially harm the Group;

(b) the restrictions in this clause are reasonable and necessary for the protection of the Group’s Confidential Information and goodwill;

(c) you intend the restrictions to operate to the maximum extent;

(d) despite anything in this clause 18 , for the purposes of this clause 18 , a ‘substance over form’ approach is intended to be taken as to whether the conduct prohibited by this clause 18 occurred in the Restricted Area. For example, the provisions in this clause 18 will apply if you solicit an employee located inside the Restricted Area but you take the relevant action (e.g. make a telephone call or send an email to that employee) from a location outside the Restricted Area;

(e) damages may be inadequate to protect the Group’s interests and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court; and

(f) the restrictions are separate, distinct and several, so that the unenforceability of any restriction does not affect the enforceability of the other restrictions.

18.6 Modification of restrictions

If the restrictions in this clause 18 :

(a) are void as unreasonable for the protection of the Group’s interests; and

(b) would be valid if part of the wording was deleted or the period or area was reduced, the restrictions will apply with the modifications necessary to make them effective.

18.7 Obligations continue

Your obligations under this clause 18 survive the ending of your employment.

19. Reference and background checks

(a) This offer of employment with the Company is made to you on the understanding that the information you provided to us during the recruitment process is accurate and complete. However, to ensure the integrity of the recruitment process, the Company requires all new employees to undergo reference and background checking.

(b) Accordingly, you acknowledge and accept that:

(1) this agreement is conditional upon the satisfactory completion of the reference and background checks set out below. If the Company is not satisfied with the results of any of the following checks, it may withdraw this offer of employment made to you;

(2) the Company may carry out the following checks on you to determine your suitability for the position: reference check with previous employers; academic qualification check; Federal Police criminal record check; and any other check which it considers relevant.

20. General

20.1 Miscellaneous

(a) This agreement is governed by the law in force in the jurisdiction specified at Item 8 .

(b) Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in the jurisdiction specified at Item 8 and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(c) This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(d) You acknowledge that in accepting employment with the Company you have not relied on any representations regarding your employment made by the Company (or its agents or employees) other than matters expressly set out in this agreement.

(e) If any provision of this agreement is invalid under the law of any jurisdiction, the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(f) Clause 20.1(e) does not apply where enforcement of the provision of this agreement in accordance with clause 20.1(e) would materially affect the nature or effect of the parties’ obligations under this agreement.

(g) You represent that you have taken, or had the opportunity of taking, legal advice in relation to the nature, effect and extent of this agreement.

(h) The Company executes this agreement for the Group. You acknowledge and agree that each Group Company may independently enforce the obligations given in their favor in this agreement against you in their own right.

(i) This agreement may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this agreement by executing any counterpart.

20.2 Waiver

No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 20.2 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this agreement and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

e. 20.3 Previous entitlements

You acknowledge and agree that, despite you taking up employment under the terms of this agreement, the Company does not agree to recognize any entitlements, including redundancy, annual leave, long service leave and any other employee entitlements that an employer in Australia can choose not to recognize in circumstances where an employee takes up employment after leaving employment with another business (including but not limited to where there has been a transfer of business as defined in the Fair Work Act 2009 (Cth)).

21. Definitions and interpretation

21.1 Definitions

The meanings of the terms used in this agreement are set out below.

Terms	Meaning

Business Day	a day on which banks are open for business in the jurisdiction specified at Item 8, excluding a Saturday, Sunday or public holiday.

Company	GBS (APAC) Pty Ltd

Commencement Date	has the meaning given to that term in clause 1.2

Confidential Information

any Information which is:

1) confidential; and

2) not in the public domain (unless in the public domain because of a breach of confidentiality), including, but not limited to, the following:

3) technical information relating to the Company’s business including its operation, manufacture and products;

4) all information concerning the business, its methods of operating, marketing and other activities;

5) information concerning the Company’s customers; and

6) competitive and financial information concerning the business not in the public domain.

Corporations Act	the Corporations Act 2001 (Cth).

End Date	the date on which your employment with the Company ends.

Entity	an individual, company, partnership, joint venture (whether corporate or incorporate) and any other body (whether corporate or incorporate).

Group	the Company and each Group Company.

Group Company	a ‘related body corporate’ of the Company as that expression is defined in the Corporations Act.

Terms	Meaning

Information

any information about the Group or its business (including, but not limited to, any idea, concept, process or know-how) which:

1) comes to your notice in the course of your employment; or

2) is generated by you in the course of performing your duties.

Intellectual Property	all present and future rights to intellectual property including any inventions and improvements, trademarks (whether registered or common law trade marks), patents, designs, copyright, any corresponding property rights under the laws of any jurisdiction and any rights in respect of an invention, discovery, trade secret, secret process, know-how, concept, idea, information, process, data or formula.

Last Service Date	the earlier of the End Date and the date on which the Company elects, in accordance with clause 13.6 to require you not to attend for work and not to undertake any duties.

Moral Rights	all moral rights, including the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the Copyright Act 1968 (Cth).

Prescribed position

1) a position as an employee, director, secretary, company officer, agent, contractor, consultant or adviser of any Entity;

2) a partner, shareholder or member of any Entity; and

3) acting as any of the persons referred to in items 1 and 2 of this definition.

Restricted Area	the area specified at Item 11

Restricted Period	the period specified at Item 10.

Superannuation Guarantee Legislation	applicable Australian legislation governing the payment by employers of compulsory superannuation contributions on behalf of their employees (currently, the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth)).

Total Fixed Remuneration	has the meaning given to that term in clause 6.1

you	the employee whose name and address is listed on the letter to whom this agreement is to be offered.

21.2 Interpretation

In this agreement:

(a) Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) Words of any gender include all genders.

(d) Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e) An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

(f) A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g) A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h) No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(i) A reference to this agreement includes the terms of this agreement and the terms of the letter offering you employment with the Company.

(j) A reference to an Item is a reference to the items listed in the letter offering you employment with the Company.

(k) Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

Executed as an agreement

We attach a copy of the Fair Work Information Statement. We are required to give this to you by law. It does not form part of your employment agreement.

The Company

Signed for

GBS (APAC) Pty Ltd (ABN 65614067159)

Chris Towers

Director, GBS Inc

YOU

Signed and accepted on September 28, 2022 by

Steven Boyages